Exhibit (j) under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the caption "Financial Highlights" in each Prospectus of Federated Municipal Ultrashort Fund, and under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment Number 46 to the Registration Statement (Form N-1A, No. 33-43472) of Federated Fixed Income Securities, Inc., and to the incorporation by reference of our report dated November 15, 2007 on Federated Municipal Ultrashort Fund (one of the portfolios constituting Federated Fixed Income Securities, Inc.) included in the Annual Shareholder Report for the year ended September 30, 2007.



                                                     /s/ Ernst & Young LLP


Boston, Massachusetts
November 26, 2007